Exhibit 10.1

March 29, 2013

John Partridge

President

Visa Inc.

P.O. Box 8999

San Francisco, California 94128

Attention: Charlie Scharf, CEO

Dear Charlie:

As previously agreed and announced by Visa Inc. (the “Company’) on December 12, 2012, my resignation from the position of President of the Company is effective as of March 31, 2013 (the “Resignation Date”). Rather than terminating my employment with the Company, however, this letter confirms that I will remain on as an employee of the Company on an “at will” basis following the Resignation Date to provide assistance on special projects, provided I receive, subject to applicable withholdings: (1) a reduced monthly salary of $50,000 after the Resignation Date, (2) a payment of $562,500 in November 2013 (representing a pro-rated target VIP bonus for employment as President through March 31, 2013), and (3) employee benefits as are generally available to the Company’s U.S. employees. Services associated with my continued employment will be in an amount sufficient to ensure that I have not, and will not be deemed to have, incurred a “separation from service” with the Company within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, at any time until my employment with the Company terminates in its entirety.

I understand that during the time of my employment I will continue to vest in any equity incentive awards previously granted to me, pursuant to the terms of such awards. I also understand and agree that following the Resignation Date, the Company will not grant to me, and I shall have no right or entitlement to receive, any new grant of equity incentive awards or cash incentive awards or bonuses (other than the $562,500 referenced above). In exchange for my continued employment with the Company, I agree that in the event that my employment with the Company terminates for any reason after November 30, 2013, I will execute (and will not revoke) a separation agreement containing a full release of claims, confidentiality, non-solicitation and other customary terms, in a form provided by the Company. In the meantime, by signing below, I release and waive all claims arising out of the terms of my employment after the Resignation Date, as described in this letter, including claims that such terms could give rise to a Covered Termination or a termination for Good Reason under the Visa Inc. Executive Severance Plan or any other plan, agreement or arrangement between me and the Company. I understand the arrangement described in this letter contains consideration by both me and the Company and is legally binding.

Very truly yours,

/s/ John M. Partridge
John M. Partridge